Exhibit 99.1

Clarus Therapeutics Reports Second Quarter 2022 Financial and Operating Results and

Announces Workforce Reduction

Second quarter 2022 net revenue increased 46% year-over-year to $4.1 million

Second quarter 2022 total prescription growth for JATENZO® increased 23% sequentially and increased

72% year-over-year

Immediate reduction in workforce by approximately 40% of total headcount; transition of Chief

Financial Officer role

NORTHBROOK, Ill.—August 18, 2022—Clarus Therapeutics Holdings, Inc. (Clarus) (Nasdaq:CRXT), a pharmaceutical company dedicated to providing solutions to unmet medical needs by advancing androgen and metabolic therapies, today reported financial results for the second quarter of 2022. Clarus also announced that it is pursuing an immediate reduction in staff as it evaluates strategic alternatives and terminates certain research and development activities.

“Although Clarus delivered another quarter of steady growth in net revenue driven by demand for JATENZO,” said Dr. Robert Dudley, President and Chief Executive Officer of Clarus, “it is important for us to make certain strategic changes to our business due to the difficult financing environment we face. These changes will include staff reductions at all levels, including field sales personnel, coupled with significant reductions in promotional and other operational spend, including in our planned research and development activities. Despite these difficult choices, we believe it is the responsible course of action. I would like to extend my sincere gratitude and thanks to all of Clarus’ staff for their significant contributions and unwavering commitment to advancing Clarus’ mission. In particular, I want to thank Ric Peterson, who is transitioning out of his role as Chief Financial Officer. Steve Bourne, Clarus’ Chief Administrative Officer (and former Chief Financial Officer), will become Clarus’ Chief Financial Officer.”

Recent Business Highlights

•

Increased total prescriptions for JATENZO in the second quarter of 2022 sequentially and year-over-year by 23% and 72%, respectively, driven primarily by advertising and promotion and an increase in payer coverage across all payer channels

•	Submitted new data for JATENZO that was presented at recent medical conferences to a peer-reviewed journal for publication

•

Received a notice of allowance from the U.S. Patent and Trademark Office (USPTO) for additional patent claims covering JATENZO; once issued, this will be the ninth patent for JATENZO to be listed in the U.S. Food and Drug Administration’s (FDA) Orange Book

•	Continued to explore strategic alternatives to maximize stockholder value

•	Implemented workforce reduction of approximately 40% of total headcount, including sales personnel, expected to be completed in August 2022

•	Named Steve Bourne as Chief Financial Officer, effective August 31, 2022, when Ric Peterson leaves the company

•	Terminated agreement with HavaH Therapeutics for the development of CLAR-121 (testosterone + anastrozole) for the treatment of inflammatory breast disease and certain forms of breast cancer

Second Quarter Financial Results Highlights

For the three months ended June 30, 2022, net revenue increased 45.7% to $4.1 million from $2.8 million in the same period last year. For the six months ended June 30, 2022, net revenue increased 57.8% to $8.1 million from $5.1 million in the same period last year, in each case related to the growth in sales of JATENZO.

Gross margin was 71.4% for the three months ended June 30, 2022, compared to 80.1% for the prior year period. Gross margin was 77.4% for the six months ended June 30, 2022, compared to 82.0% for the prior year period. Gross margins decreased for the three months and six months ended June 30, 2022 as the result of a $0.4 million charge in the second quarter related to purchases made to comply with the product supply contract.

For the three months ended June 30, 2022, operating expenses decreased by 12.4% to $13.5 million from $15.5 million in the same period last year, primarily attributed to decreases in sales and marketing expenses. For the six months ended June 30, 2022, operating expenses increased by 7.9% to $30.4 million from $28.2 million in the same period last year, driven by increased headcount and professional fees associated with financing activities and operating as a public company and an increase in sales and marketing expenses.

Included in total operating expenses for the three months ended June 30, 2022, was a decrease in sales and marketing expenses of 29.8% to $6.7 million from $9.5 million in the same period last year, primarily attributed to the timing of advertising and promotional spend associated with JATENZO and a decrease in both patient assistance and market research costs associated with the brand. For the six months ended June 30, 2022, sales and marketing expenses were $17.4 million compared to $17.5 million in the same period last year, primarily attributed to an increase in sales and marketing costs offset by timing of advertising and promotional spend associated with JATENZO and a decrease in market research costs associated with the brand.

Also included in total operating expenses for the three months ended June 30, 2022, was an increase in general and administrative expenses of 5.6% to $5.6 million from $5.3 million in the same period last year, primarily attributed to an increase in headcount and consulting costs associated with a growing business and costs associated with being a public company. For the six months ended June 30, 2022, general and administrative expenses increased by 22.1% to $10.9 million from $8.9 million in the same period last year, primarily attributed to an increase in headcount and consulting costs, and an increase in public company costs.

Total operating expenses for the three months ended June 30, 2022, also reflect an increase in research and development expenses of 102.8% to $1.2 million from $0.6 million in the same period last year, primarily attributed to ongoing clinical costs associated with our lead commercial asset. For the six months ended June 30, 2022, research and development expenses increased by 16.1% to $2.1 million from $1.8 million in the same period last year, primarily attributed to an increase in personnel costs.

For the three months ended June 30, 2022, net loss was $10.7 million, or $0.24 per common share (basic and diluted), compared to a net loss of $18.1 million, or $0.00 per common share (basic and diluted) in the same period last year. For the six months ended June 30, 2022, net loss was $25.6 million, or $0.75 per common share (basic and diluted), compared to net income of $33.5 million, or $0.00 per common share (basic and diluted) in the same period last year.

As of June 30, 2022, Clarus had cash and cash equivalents of $19.2 million with an accumulated deficit of $347.2 million and $40.5 million of senior notes payable. Management believes that our existing cash and cash equivalents of $19.2 million as of June 30, 2022, along with revenue generated from sales of JATENZO, will fund our current estimated operating expenses (after implementation of our headcount reduction) and capital expenditure requirements into September 2022. If we are not able to restructure our indebtedness and obtain necessary capital, we may be required to discontinue our commercialization efforts for JATENZO, liquidate all or a portion of our assets and/or seek protection under the provisions of the U.S. Bankruptcy Code. These matters raise substantial doubt about our ability to continue as a going concern.

About Clarus Therapeutics Holdings, Inc.

Clarus Therapeutics Holdings, Inc. is a pharmaceutical company with expertise in developing androgen and metabolic therapies – including potential therapies for orphan indications. Clarus Therapeutics’ first commercial product is JATENZO (testosterone undecanoate). For more information, visit www.clarustherapeutics.com and www.jatenzo.com. Follow us on Twitter (@Clarus_Thera) and LinkedIn (Clarus Therapeutics).

Clarus Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” for purposes of the federal securities laws. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Clarus’ forward-looking statements in this press release include, but are not limited to, statements about the implementation of the workforce reduction, exploration of strategic alternatives, JATENZO performance in the marketplace given expanded competition, and expectations regarding Clarus’ cash runway and potential outcomes if it is unable to raise capital or restructure its indebtedness, among others. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Clarus will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Clarus’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks associated with Clarus’ financial position and indebtedness, risks associated with pursuing strategic alternatives, as well as risks associated with pharmaceutical development and being a pharmaceutical company generally, along with those factors described under the heading “Risk Factors” in Clarus’ annual report on 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the SEC) on March 31, 2022, and those that are included in any of Clarus’ future filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the ongoing COVID-19 pandemic and there may be additional risks that Clarus considers immaterial, or which are unknown. It is not possible to predict or identify all such risks. Clarus’ forward-looking statements only speak as of the date they are made, and Clarus does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

JATENZO® is a registered trademark of Clarus Therapeutics Holdings, Inc.

# # #

Clarus Contact:

Kara Stancell

Vice President, Investor Relations & Corporate Communications

kstancell@clarustherapeutics.com

(847) 562-4300 x 206

The following presents Clarus Therapeutics Holdings, Inc. statements of operations for the three and six months ended June 30, 2022 and 2021:

CLARUS THERAPEUTICS HOLDINGS, INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Net product revenue	$4,050	$2,779	$8,061	$5,109
Cost of product sales	1,160	554	1,823	921

Gross profit	2,890	2,225	6,238	4,188
Operating expenses:
Sales and marketing	6,688	9,530	17,418	17,467
General and administrative	5,625	5,327	10,910	8,932
Research and development	1,229	606	2,110	1,817

Total operating expenses	13,542	15,463	30,438	28,216

Loss from operations	(10,652)	(13,238)	(24,200)	(24,028)
Other (expense) income, net:
Change in fair value of warrant liability	728	—	1,370	—
Interest income	—	—	1	—
Interest expense	(2,020)	(4,877)	(3,985)	(9,517)
Litigation settlement	1,250	—	1,250	—

Total other (expense) income, net	(42)	(4,877)	(1,364)	(9,517)

Net loss before income taxes	(10,694)	(18,115)	(25,564)	(33,545)
Provision for income taxes	—	—	—	—

Net loss	(10,694)	(18,115)	(25,564)	(33,545)
Accretion of preferred stock	—	(3,798)	—	(7,737)

Net loss attributable to common stockholders – basic and diluted	$(10,694)	$(21,913)	$(25,564)	$(41,282)

Net loss per common share attributable to common stockholders, basic and diluted	$(0.24)	$—	$(0.75)	$—

Weighted-average common shares used in net loss per share attributable to common stockholders, basic and diluted	44,229,097	—	34,271,291	—

CLARUS THERAPEUTICS HOLDINGS, INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$19,173	$26,415
Accounts receivable, net	8,705	6,341
Inventory, net	16,805	14,214
Prepaid expenses	4,197	4,673

Total current assets	48,880	51,643
Property and equipment, net	60	65

Total assets	$48,940	$51,708

Liabilities and stockholders’ deficit
Current liabilities:
Senior notes payable	$40,505	$42,269
Accounts payable	8,488	13,945
Accrued expenses	9,834	8,261
Deferred revenue	2,979	1,585

Total current liabilities	61,806	66,060
Derivative warrant liability	197	1,567

Total liabilities	62,003	67,627
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.001 par value; 500,000,000 and 125,000,000 shares authorized at June 30, 2022 and December 31, 2021, respectively; 52,020,731 and 24,025,817 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	5	2
Additional paid-in capital	334,151	305,734
Accumulated deficit	(347,219)	(321,655)

Total stockholders’ deficit	(13,063)	(15,919)

Total liabilities and stockholders’ deficit	$48,940	$51,708